Qrons And Dartmouth College Enter into One Year Sponsored Research Agreement
Sponsored Research Agreement will allow for continued research in developing innovative 3D printable, bio compatible advanced materials and stem cell delivery techniques for Qrons' traumatic brain injury treatment. Qrons will also have the option to negotiate exclusive licenses.
Miami, Florida, July 18, 2018/ACCESSWIRE/ -- Qrons Inc. (OTCPK: QRON) ("Qrons " or the "Company"), a preclinical biotechnology company developing advanced cell-based solutions to combat neuronal injuries with a laser focus on traumatic brain injuries ("TBIs"), announced today the signing of a one-year Sponsored Research Agreement with Dartmouth College ('Dartmouth") to. support and fund research of mutual interest and to advance the license or ownership of additional intellectual property ("IP"), which Qrons may elect to use as part of its treatments. Under the Sponsored Research Agreement, the parties will each own IP created solely by that party.  Either party may seek IP protection, at its own expense, and will have the right to license joint IP. Qrons also has the exclusive right to negotiate a license for Dartmouth IP and/or Dartmouth's ownership interest in jointly owned IP.in accordance with the terms of the Agreement.
Professor Chenfeng Ke of the Chemistry Department at Dartmouth, and a member of the Company's Scientific Advisory Board, will be the Principal Investigator for the Sponsored Research. For the past year, the Company has been conducting research with Professor Ke to develop innovative 3D printable, biocompatible advanced materials as a component of its stem cells TBI treatment and is negotiating with Dartmouth for a worldwide, exclusive license agreement for the intellectual property related to 3D printable materials in the field of human and animal health.
"Our scientists are looking forward to continue working with Professor Ke and his team over the next year to further advance the progress in our technologies as we gear up for our first TBI product." said Ido Merfeld, Qrons' co-founder, President and Head of Product Development.
"This follow on Agreement serves as testimony to the working relationship we have established with Dartmouth and the hope and confidence we place on the work being done with them, in our quest to find a solution for TBI, a huge unmet medical need" added Jonah Meer, Qrons' co-founder and Chief Executive Officer.
Added Professor Ke at Dartmouth "Our teams have worked very well together, and we look forward to continuing the relationship we have with Qrons for another year.  The project plan for the next year allows us to continue the exciting research we have been conducting with Qrons to integrate smart materials as part of a solution to treat TBI."
About Qrons Inc.
Headquartered in Miami, Florida, the Company is a publicly traded preclinical stage biotechnology company developing advanced cell-based solutions to combat neuronal injuries with a laser focus on traumatic brain injuries. The technology could potentially treat a wide range of neurodegenerative diseases. The Company's treatment integrates proprietary, engineered mesenchymal stem cells 3D printable scaffolding, smart materials and a novel delivery system. The Company entered into a license and research funding agreement ("License Agreement") and related service agreements with Ariel University R&D Co., Ltd., a wholly owned subsidiary of Ariel University, based in Ariel, Israel.  In consideration for payments under the License Agreement, the Company received an exclusive worldwide royalty-bearing license in Ariel patents and know-how to develop and commercialize products for neuronal tissue regeneration and/or repair, resulting from Ariel's research or technology or the Company's research funding.. The Company entered into a Sponsored Research Agreement with Dartmouth College funding further research with Professor Chenfeng Ke and his team at the Chemistry Department, aiming to develop innovative 3D printable, biocompatible advanced materials and stem cell delivery techniques to treat TBI. The Company is negotiating, a worldwide, royalty‑bearing, exclusive license with Dartmouth for Professor Ke's 3D printable materials in the field of human and animal health. Please visit http://www.qrons.com.
About Dartmouth College

Founded in 1769, Dartmouth College is a member of the Ivy League and consistently ranks among the world's greatest academic institutions. Dartmouth has forged a singular identity for combining its deep commitment to outstanding undergraduate liberal arts and graduate education with distinguished research and scholarship in the Arts & Sciences and its three leading professional schools—the Geisel School of Medicine, Thayer School of Engineering, and the Tuck School of Business.
Safe Harbor Statement
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Contact:
Jonah Meer 786-620-2410
Email:  jmeer@qrons.com
SOURCE Qrons Inc.